Exhibit 5
[Cozen O’Connor Letterhead]
December 4, 2009
Board of Directors
Converted Organics Inc.
7A Commercial Wharf West
Boston MA 02110
          Re: Registration Statement on Form S-1 (file no. 333-161917)
Gentlemen:
          We have acted as counsel to Converted Organics Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of post-effective amendment number 1 to the Registration Statement on Form S-1 (file no. 333-161917) (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers 17,250,000 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”) issuable upon exercise of non-redeemable Class H warrants each to purchase one share of the Common Stock (the “Class H Warrant”).
          In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect and included as Exhibits 3.1 and 3.2, respectively, to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Class H Warrants and the preparation and filing of the Registration Statement; (iii) the Registration Statement; (iv) the Class H Warrant agreement and the Class H Warrant certificate (the “Warrant Documents”); and (v) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
          Based upon the foregoing, we are of the opinion that the shares of Common Stock issuable upon exercise of the Class H Warrants have been duly and validly authorized and, to our knowledge, reserved for issuance upon exercise of such Class H Warrants, and such shares of Common Stock, when so issued upon exercise of the Class H Warrants and upon delivery by the purchaser of the consideration for such shares, will be duly authorized, validly issued, fully paid and non-assessable.
          This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”
          This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.
Very truly yours,
/s/ Cozen O’Connor